EXHIBIT 2.2


                                    THE RULES

                                       OF

                       SHIP FINANCE INTERNATIONAL LIMITED

                               SHARE OPTION SCHEME

             (Approved by Ship Finance International Limited's Board
                              on November 27, 2006)



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                       SHIP FINANCE INTERNATIONAL LIMITED


                                  RULES OF THE
                               SHARE OPTION SCHEME


1.     DEFINITIONS

1.1 In this Scheme the following words and expressions shall, where the context so permits, have the following meanings:

       "Adoption Date" means the date on which the Scheme is approved by the Board;

       "Auditors" means the auditors of the Company (acting as experts and not as arbitrators) from time to time;

       "Board" means the board of directors of the Company or the directors present at a duly convened meeting of the board of directors or of a duly constituted committee of the board of directors at which a quorum is present;

       "Change of Control" means an event whereby another entity gains control over the Company (i) by imposing a merger or consolidation in which the Company is not the surviving company or (ii) by acquiring the majority of the shares in the Company or (iii) by the vote of its own shares or by acting in concert with other shareholders appoints a new majority of the Board;

       "Company" means Ship Finance International Limited., registered in
       Bermuda;

       "Date of Grant" means the date on which an Option is granted by the Board pursuant to Clause 2 hereof;

       "Eligible Person" means an employee who is, or who becomes, contracted to work at least 20 hours per week in the service of one or more Participating Companies or a director or officer of a Participating Company;

       "Group" means the Company and the Subsidiaries;

       "Independent Expert" means either a firm of independent public accountants of recognised standing who may be the regular auditors of the Company or an internationally recognised investment bank to be selected by the Board;

       "Market Value" means, on any day, the average of the middle market quotations of the price of the Shares as derived from the New York Stock Exchange (or any other stock exchange on which the Shares are traded, chosen by the Board) for the three immediately preceding dealing days on that stock exchange; or, if the Shares are not traded on any stock exchange, means the value of the Shares as determined by the Board.

       "Option" means a right (but not an obligation) to subscribe for Shares granted to an Eligible Person pursuant to the Scheme;

       "Option Certificate" means a certificate issued by the Company to the Option Holder evidencing the title of the Option Holder to the Option;

       "Option Holder" means an Eligible Person or a former Eligible Person who is the holder of an Option which has neither been fully exercised nor ceased to be exercisable nor lapsed and, where the context so permits, a person entitled to rights under any such Option in consequence of the death of the original Option Holder;

       "Option Shares" means Shares in respect of which an Option has been granted;

       "Participating Company" means the Company and any Subsidiary;

       "Rules" means these rules as varied from time to time in accordance with Clause 8 hereof;

       "Scheme" means this share option scheme;

       "Shares" means fully paid ordinary shares of par value US$2.50, each in the capital of the Company;

       "Share Capital" means the fully paid issued share capital of the Company;

       "Subscription Cost" means, in relation to the exercise of an Option, the product of the number of Option Shares in respect of which the Option is exercised and the Subscription Price of such Option Shares;

       "Subscription Price" means such price as the Board shall from time to time at its discretion resolve shall apply to an Option when such Option is granted provided that such price is not lower than the nominal value of a Share;

       "Subsidiary" means a company, which for the time being, is a subsidiary of the Company within the definition contained in Section 86 of the Companies Act 1981 of Bermuda;

       "Subsisting Option" means an Option which has neither lapsed nor been exercised.

       "Vesting Date" means the date on which an Option becomes exercisable and is the date the Board, in its discretion, may prescribe from time to time when an Option is granted, provided that such date cannot be earlier than one day after the Date of Grant.

1.2    In this Scheme except in so far as the context otherwise requires:

       a. words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender;

       b. any reference herein to any enactment or statutory provision shall be construed as a reference to that Bermudian enactment or provision as from time to time amended extended or re-enacted; and

       c. references to the exercise of an Option shall include the exercise of an Option in part.

2.     GRANT OF OPTION

2.1 At any time after the Adoption Date, and not later than the tenth anniversary thereof, the Board may, in its absolute discretion, resolve to grant an Option or Options to an Eligible Person or to Eligible Persons on the terms and conditions set out in the Rules and in its resolution.

2.2 Immediately following the Date of Grant the Board shall notify the relevant Eligible Persons that they have been granted Options.

2.3 The notice given by the Board pursuant to Clause 2.2 shall be in such form, not inconsistent with these Rules, as the Board may determine and shall specify the number of Shares comprised in the Option, any terms applicable thereto other than as set out herein, the Date of Grant and the Subscription Price.

2.4 Not later than twelve weeks following the Date of Grant, the Option Holder may, by a notice given in writing, renounce his rights to any Option granted pursuant to Clause 2.1 in which event such Option shall be deemed for all purposes never to have been granted.

2.5 As soon as possible after the expiry of the twelve week notice period referred to in Clause 2.4, the Board shall issue an Option Certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

3.     LIMITATIONS

3.1    No Option shall be granted after the tenth anniversary of the Adoption
       Date.

3.2 No Option shall be granted to any person unless he is, at the Date of Grant, an Eligible Person.

4.     MAIN TERMS

4.1 No consideration shall be payable to the Company for the grant of an Option.

4.2 The Option shall entitle the Option Holder to subscribe for Shares at a price per Share equal to the Subscription Price at the date the Option is exercised.

4.3 Any Option which has not lapsed may be exercised in whole or in part at any time provided the earliest of the following events has occurred:

       a.     the Vesting Date;

       b.     the death of the Option Holder;

       c.     a Change of Control.

4.4 An Option which has vested, shall lapse on the earliest of the following events:

       a. such date as the Board in its discretion may prescribe at the date the Option is granted, provided that such date cannot be later than the tenth anniversary of the Date of Grant;

       b.     the first anniversary of the Option Holder's death;

       c.     the first anniversary of the Option Holder's retirement;

       d. three months following the Option Holder's ceasing to be an Eligible Person, other than by reason of his death or retirement;

       e. six months after the Option has become exercisable in accordance with Clause 7.1;

4.5 An Option which has not vested, shall lapse on the earliest of the following events:

       a.     the date of an Option Holder's retirement; and

       b. the date an Option Holder ceasing to be an Eligible Person other than by reason of his death or retirement.

5.     EXERCISE OF OPTIONS

5.1 Exercise of an Option shall be effected by the Option Holder giving notice in writing to the Company specifying the number of Option Shares (not being less than 500 Shares, and being a multiple of 100 Shares, except in the case of final exercise of all outstanding rights under the Option) in respect of which the Option is being exercised on that occasion and accompanied by the relevant Option Certificate and otherwise in such form and manner as the Board in its discretion may prescribe from time to time, provided that such notice shall be deemed to have been exercised and to take effect on the date on which payment of the Subscription Cost is received by the Company.

5.2 Subject to any necessary consents under regulations or enactments for the time being in force, compliance by the Option Holder with the Rules and receipt by the Company of the Subscription Cost, the Company shall, not later than thirty days after receipt of the notice referred to in Clause
       5.1 above, allot and issue to the Option Holder the number of Shares specified in the notice. If the number of Shares over which the Option is exercised is less than that specified in the relevant Option Certificate then the Company will issue a balance Option Certificate in respect of the remainder of such Shares over which the Option is still capable of exercise.

5.3 Notwithstanding the provisions of Clause 5.1 and Clause 5.2, the Company reserves the right upon receipt of a notice of exercise of an Option to make a cash payment in lieu of issuing Shares that would be due on the exercise of the Option. The cash payment will be calculated as the positive difference between the highest market price of the Shares on the New York Stock Exchange (or any other stock exchange on which the Shares are traded, chosen by the Board), and the Subscription Price on the date the Company receives the notice of exercise of an Option.

5.4 Shares allotted under the Scheme in pursuance of the exercise of an Option shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching by reference to a record date prior to the date on which the Option is exercised.

6.     ADJUSTMENTS TO OPTION RIGHTS

6.1 In the event of any capitalisation or rights issue, any sub-division, consolidation or a reduction of the capital of the Company, the Board shall make appropriate adjustments with regard to:

       a.     the aggregate number of Shares subject to any Option;

       b.     the Subscription Price subject to any Option; or

       c.     the terms of any Option.

PROVIDED THAT:

       d. any such adjustment has been confirmed in writing by an Independent Expert to be in their opinion fair and reasonable; and

       e. the aggregate Subscription Cost payable by an Option Holder on the exercise of all his Options is not increased; and

       f. the amount payable to subscribe for any Share subject to any Option shall not be reduced below its nominal value.

       Further, the Subscription Price shall be reduced by the amount of all dividends declared by the Company per Share in the period from the Date of Grant until the date the Option(s) is exercised, always provided that the Subscription Price never shall be reduced below the par value of the Share.

6.2 The Board shall give notice in writing to each Option Holder affected by any adjustment made pursuant to Clause 6.1 and may, at its discretion, deliver to him a revised Option Certificate in respect of his Option.

       Adjustments to the Subscription Price due to dividend payments shall be calculated as and when the Option(s) is exercised.

7.     WINDING-UP

7.1 If notice is given by the Board to the shareholders in the Company of a members' resolution for the voluntary winding-up of the Company, notice of the same shall forthwith be given by the Board to the Option Holders.

       Each of the Option Holders shall be entitled, within three months following such notice, to give notice in writing to the Company (such notice being accompanied by payment of the Subscription Cost) that such Option Holder wishes to be treated as if all or any of his Options had been exercised immediately before the commencement of the winding-up. In such event the Option Holder will be entitled to participate in the assets available in the winding-up pari passu with the shareholders in the Company as if he were a shareholder in relation to such number of Shares as he would have been entitled to had his Options been so exercised. Subject thereto all Options shall lapse on the commencement of the winding-up.

7.2 Option rights shall lapse immediately in the event of the Company being wound-up otherwise than in the event of a voluntary winding-up.

8.     VARIATION OF THE SCHEME

8.1 Subject to Clause 9.2 the Board may at any time alter or add to the Rules in any respect, provided that:

       a. the Board may not cancel an Option except where (i) the Option Holder has breached the provisions of Clause 9.5 or (ii) the Option Holder has previously agreed; and

       b. (subject as herein provided) the Board may not modify the terms of an Option already granted otherwise than with the consent of the Option Holder.

8.2 Notwithstanding the provisions of Clause 8.1, no amendment may be made which would make the terms on which Options may be or have been granted materially more generous without the prior approval of the Company in a general meeting.

8.3 The Board shall give notice in writing to each Option Holder of any alteration or addition made pursuant to this Clause 8 and may, at its discretion, deliver to each Option Holder a revised Option Certificate in respect of his Option.

9.     GENERAL PROVISIONS

9.1 The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Options for the time being capable of being exercised.

9.2 The Board may from time to time make and vary such regulations and establish such procedures for the administration and implementation of the Scheme as it thinks fit. In the event of any dispute or disagreement as to the interpretation of the Rules or as to the question of rights arising from or related to the Scheme, the decision of the Board shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

9.3 The cost of the administration and implementation of the Scheme shall be borne by the Company.

9.4 The rights and obligations of an Eligible Person under the terms on which the Eligible Person holds his office or employment with a Participating Company shall not be affected by his participation in the Scheme or by any right he may have to participate therein, and the Scheme shall afford an Eligible Person no rights to compensation or damages in connection with the termination of such office or employment for any reason whatsoever.

9.5 The rights and obligations of an Option Holder shall be personal to the Option Holder and no Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated save that nothing in this sub-clause shall prohibit the transmission of an Option or the benefit thereof by operation of law.

9.6 For so long as the Shares are listed on the New York Stock Exchange or any other stock exchange, the Company shall apply to the appropriate authorities of such stock exchange(s) for all Shares subscribed for under the Scheme to be admitted for trading thereon on par with the other Shares.

9.7 Any notice or other document to be served by the Company under the Scheme on an Eligible Person or Option Holder may be served personally or by e-mail or by sending it through the post in a prepaid letter addressed to him at his address as last known to the Company.

       Any notice or other document to be served on the Company under the Scheme may be served by an Eligible Person or Option Holder by leaving it at the registered office for the time being of the Company or by e-mail or by sending it through the post in a prepaid letter addressed to such registered office.

       Where any notice or other document is served or sent by first class post it shall be deemed to have been received at the expiration of seven days (excluding Saturdays, Sundays or public holidays in Bermuda or Norway) after the time when cover containing the same was put in the post properly addressed and stamped. Any notice or document sent by e-mail shall be deemed to have been received at the time of transmission to the party to which it is addressed.

9.8 The Insider Trading Regulations of the Company are applicable to the Shares received as a consequence of the exercise of Options.

10.    TERMINATION OF THE SCHEME

10.1   The Scheme shall terminate on the earlier of the following dates:

       a. the date (if any) determined by the Board to be the date of termination of the Scheme; and

       b.     the tenth anniversary of the Adoption Date.

10.2 Following termination of the Scheme pursuant to Clause 10.1 above, no further Options shall be granted but the subsisting rights and obligations of existing Option Holders will continue in force as if the Scheme had not terminated.